Exhibit 99.2(r)(i)

FOUR WOOD CAPITAL ADVISORS LLC

Personal Investment Transaction Policy

I. PREAMBLE

A. General Principles

This Personal Investment Transaction Policy (the “Policy”) is based on the principle that you, as an employee of Four Wood Capital Advisors LLC (“Four Wood Capital” or the “Adviser”), owe a fiduciary duty of undivided loyalty to the investment companies and clients which the Adviser serves. Accordingly, you must avoid transactions, activities, and relationships that might interfere or appear to interfere with making decisions in the best interests of those clients.

Capitalized terms have the meanings defined at the end of the Policy.

At all times, you must observe the following general principles:

1. You must place the interests of Advisory Clients first.

As a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Policy’s specific provisions. Technical compliance with the Policy will not automatically insulate from scrutiny any Investment Transaction that indicates an abuse of your fiduciary duties or that creates an appearance of such abuse.

Your fiduciary obligation applies not only to your personal investment transactions but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than for the benefit of the Advisory Client. For example, you would violate this Policy if you caused an Advisory Client to purchase a Security you owned for the purpose of increasing the value of that Security. If you are a Portfolio Employee, you would also violate this Policy if you made a personal investment in a Security that might be an appropriate investment for an Advisory Client without first considering the Security as an investment for the Advisory Client.

2. You must conduct all of your personal Investment Transactions in full compliance with this Policy, the Four Wood Capital Insider Trading Policy, and the other policies of Four Wood Capital.

Four Wood Capital understands that you or your family may develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the appearance of unfairness or impropriety. Doubtful situations should be resolved in favor of our Advisory Clients and against your personal Investment Transactions.

3. You must act in Compliance with the U.S. federal securities laws

As an Advisory Employee of Four Wood Capital, it is your duty to conduct all activities in a manner that is consistent with Federal Securities Laws, which include the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (“1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

4. You must not take inappropriate advantage of your position.

The receipt of investment opportunities, gifts or gratuities from persons seeking to do business, directly or indirectly, with Four Wood Capital, an affiliate, or an Advisory Client could call into question the independence of your business judgment. Doubtful situations should be resolved against your personal interests.

5. You must promptly report any violations of this Policy to Four Wood Capital’s Chief Compliance Officer or his designees.

You must report any violation of which you are aware by any person subject to this Policy. Four Wood Capital’s Chief Compliance Officer (the “CCO”) and the Legal and Compliance Department will keep reports of violations and the identity of those reporting violations strictly confidential. You shall not be subject to any retaliation for reporting a violation in good faith.

B. The General Scope of the Policy’s Application to Personal Investment Transactions

Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act require reporting of all personal Investment Transactions in Securities (other than certain “Non-Reportable Securities”) by Advisory Employees, whether or not they are Securities that might be purchased or sold by or on behalf of an Advisory Client. This Policy implements that reporting requirement.

In addition, a primary purpose of the Policy is to avoid conflicts of interest arising from personal Investment Transactions in Securities and other instruments that are held or might be acquired on behalf of Advisory Clients. Therefore, this Policy places certain restrictions on personal Investment Transactions in such investments. This Policy also requires reporting and restricts personal Investment Transactions in certain Futures Contracts which, although they are not Securities, are instruments that Advisers buy and sell for Advisory Clients. In addition, it is important to note that the requirements of this Policy applicable to Advisory Employees also apply to their Immediate Family Members.

Although this Policy applies to all officers and other Advisory Employees of Four Wood Capital, the Policy recognizes that Portfolio Managers, and the other Portfolio Employees who provide Portfolio Managers with advice and who execute their decisions, occupy more sensitive positions than other Advisory Employees, and that it is appropriate to subject their personal Investment Transactions to greater restrictions.

As of the effective date of this Policy, Section III of this Policy only applies to you if you are an Advisory Employee (which includes Portfolio Employees), as defined at the end of this Policy.

Consultants may be required to comply with the Policy depending on the nature of the work they perform for Four Wood Capital and the sensitivity of the information used by the consultants to perform their duties. The CCO or his designee will determine whether a particular consultant is to be included under the Policy.

C. The Organization of this Policy

The remainder of this Policy is divided into five main topics. Section II concerns reporting of personal investment transactions and holdings. Section III describes trading restrictions that apply to Advisory Employees. Section IV discusses employees that receive inside information or seek to serve on a board of directors or similar governing body. Section V outlines the procedure for seeking case-by-case exemptions from the Policy’s requirements. Section VI summarizes the methods for ensuring compliance under this Policy. In addition, the Appendix contains the below items as part of this Policy:

•                  Acknowledgement of Receipt of The Policy and Annual Certification of Compliance

•                  Fully Discretionary Account Form

•                  Initial and Annual Holdings Form

•                  Investment Transaction Reporting Form

•                  Investment Transaction Pre-Clearance Form

•                  Private Placement Questionnaire

D. Questions

Questions regarding this Policy should be addressed to the CCO or his designees. If you have any question regarding the interpretation of this Policy or its application to a potential Investment Transaction, you should consult the CCO (or his designees) before you execute that transaction.

Subject to the limited exclusions described below, you are required to report all Investment Transactions in reportable Securities and Futures Contracts (as defined at the end of this Policy) made by you, a member of your Immediate Family, a trust or an investment club in which you have an interest, or on behalf of any account in which you have an interest or which you direct investment decisions. In addition, Advisory Employees must provide prior notification and receive clearance of certain Investment Transactions in Securities and Futures Contracts. A purchase, sale or exercise of an option is a separate Investment Transaction for purposes of these requirements. The details of these reporting and prior notification requirements are described below.

II. PERSONAL INVESTMENT TRANSACTIONS AND HOLDINGS REPORTING

All Four Wood Capital personnel are required to meet the reporting obligations in this Section. All personnel must submit an initial holdings report, an annual holdings report and a quarterly transactions report. Moreover, upon the opening of a new Personal Account or a Related Account, or any other account, all personnel must report the opening of the account and the account information to Legal and Compliance.

1. Initial Report

Within ten days of joining Four Wood Capital, you must submit an Initial Holdings Certification (the “Certification”) to the CCO. The information contained in the Certification must be current as of a date no more than 45 days prior to commencing employment or becoming subject to this Policy, for each and every Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which you or an Immediate Family Member has a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective dates of those statements. This requirement includes accounts held directly with the issuer of the Security in the case of direct stock purchase plans, DRIPs and accounts held directly with open-end mutual funds.

You should provide the CCO the name of any broker-dealer, bank and/or futures commission merchant and the identifying account number for any Personal Account, Related Account or any other account that holds or is likely to hold a Security, Futures Contract or Non-Reportable Security (including registered investment companies) in which you have a Beneficial Ownership interest for which you cannot supply the most recent account statement.

In addition, you must submit to the CCO the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest:

a.              a description of the Security or Futures Contract, including its name or title;

b.              the quantity (e.g., in terms of numbers of shares, units or contracts, and the principal amount of debt Securities) of the Security or Futures Contract;

c.               the custodian of the Security or Futures Contract; and

d.              the exchange-ticker symbol or cusip, interest rate and maturity date and, with respect to transactions, the nature of the transaction (buy, sale or other type of acquisition or disposition), price and name of broker-dealer, bank or futures commission merchant effecting the transaction.

2. New Accounts

Upon the opening of a new Personal Account or a Related Account, or any other account, that holds or is likely to hold a Security, Futures Contract, or Non-Reportable Security (including mutual funds) in which you have a Beneficial Ownership interest, you must submit to the CCO the name of the broker-dealer for that account, the identifying account number for that Personal Account or Related Account, and the date that the account was established.

3. Annual Holdings Report

You must report to the CCO, or his designee, on an annual basis, holdings of all Securities and Futures Contracts in which you have a Beneficial Ownership interest. This requirement can generally be satisfied by causing each broker-dealer, bank or futures commission merchant that maintains a Personal Account and/or a Related Account, or any other account that holds a Security or Futures Contract in which you have a Beneficial Ownership interest, to provide to the CCO (or his designee), on a timely basis, Duplicate Broker Reports. If you have a Beneficial Ownership interest in a Security or Futures Contract that is not held in an account with a broker-dealer, bank or futures commission merchant from whom the CCO (or his designee) receives a periodic statement, you must disclose relevant information on the Annual Holdings Report submitted to the CCO. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

Unless your Duplicate Broker Reports provided to the CCO contain all of the below information, you must supply, where indicated on the Annual Holdings Report, the following information for each Security or Futures Contract for which you had any Beneficial Ownership interest:

a.              a description of the Security or Futures Contract, including its name or title;

b.              the quantity (e.g., in terms of numbers of shares, units or contracts, and the principal amount of debt Securities) of the Security or Futures Contract;

c.               the custodian of the Security or Futures Contract; and

d.              the exchange-ticker symbol or cusip, and for debt Securities the interest rate and maturity date.

4. Quarterly Reporting of Investment Transactions

You must cause each broker-dealer that maintains a Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest to provide to the CCO (or his designee), on a timely basis, duplicate copies of confirmations of all Investment Transactions in that account and duplicate copies of periodic statements, but in no event later than 30 days following the end of a calendar quarter for that account.

In addition, you must report, on a timely basis, but in no event later than 30 days, any Investment Transaction in a Security or Futures Contract in which you have or acquired a Beneficial Ownership interest that was made without the use of a broker-dealer.

5. Related Accounts

The reporting obligations described above also apply to any Related Account (as defined in the Appendix) and to any Investment Transaction in a Related Account.

It is important that you recognize that the definitions of “Personal Account,” “Related Account” and “Beneficial Ownership” in the Appendix will most likely require you to provide, or arrange for, the broker-dealer, bank or futures commission merchant, copies of confirmations and account statements.

6. Exemptions from Investment Transaction Reporting

You need not report Investment Transactions in any account, including a Fully Discretionary Account, over which neither you nor an Immediate Family member has or had any direct or indirect influence or control. For example, Investment Transactions in the account of your spouse in an employee benefit plan would not have to be reported if neither you nor your spouse has any influence or control over those Investment Transactions.

You also need not report Investment Transactions in Non-Reportable Securities nor need you furnish, or require a broker-dealer or futures commission merchant to furnish, confirmations of Investment Transactions in Non-Reportable Securities. This includes, but is not limited to, Investment Transactions in U.S. Government Securities, money market interests, or shares in registered open-end investment companies (i.e., mutual funds) not advised or sub-advised by Four Wood Capital and shares of unit investment trusts that invest exclusively in open-end funds, none of which are advised or sub-advised by Four Wood Capital.

III. Investment Transactions Pre-Clearance and Other Trading Restrictions

The pre-clearance requirements and trading restrictions set forth in this Section II apply only to Advisory Employees. You must submit a pre-clearance form to the CCO (or his designee) and receive clearance of any Investment Transaction (including gifts of Securities) in Securities or Futures Contracts in a Personal Account or Related Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, unless that Investment Transaction, Security, or Futures Contract falls into one of the following categories that are identified as “excluded from prior notification and clearance” in Section II.2. The purpose of prior notification is to permit the CCO (or his designee) to take reasonable steps to investigate whether that Investment Transaction is in accordance with this Policy. Satisfaction of the prior notification requirement does not, however, constitute approval or authorization of any Investment Transaction for which you have given prior notification. As a result, the primary responsibility for compliance with this Policy rests with you.

1. Prohibited or Restricted Investment Transactions

a. Initial Public Offerings

As an Advisory Employee, you may not acquire Beneficial Ownership of any Security in an initial public offering, except that, with the prior approval of the General Counsel of Four Wood Capital (the “General Counsel”) or his designee, you may acquire Beneficial Ownership of a Security in an initial public offering directed or sponsored by Four Wood Capital. For purposes of this Policy, an initial public offering shall not include the purchase of a Security in an initial public offering by (i) a savings bank to its depositors, (ii) a mutual insurance company to its policyholders, or (iii) a building society to its depositors.

b. Limited Offerings

As an Advisory Employee, you may not acquire Beneficial Ownership of any

Security in a Limited Offering, or subsequently sell that interest, unless you have received the prior written approval of the CCO (or his designee) by completing the Private Placement Questionnaire. Limited Offerings, which are also referred to as “private placements,” are offerings that are exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position with Four Wood Capital.

If you have acquired Beneficial Ownership of Securities in a Limited Offering, you must disclose that investment to the CCO when you play a part in any consideration of any investment by an Advisory Client in the issuer of the Securities prior to any such investment.

2. Prior Notification and Clearance Procedure

Prior notification must be given by completing and submitting a pre-clearance form to the CCO (or his designee). No Investment Transaction requiring prior notification and clearance may be executed prior to the CCO’s approval by e-mail.

The time and date of that notice will be reflected on the approval email sent by the CCO to the Advisory Employee. Unless otherwise specified, an Investment Transaction requiring prior notification and clearance must be placed and executed by the end of trading in New York City on the day of notice from the CCO (or his designee) that the prior notification process has been completed. If a proposed Investment Transaction is not executed (with the exception of a limit order) within the time specified, you must repeat the prior notification process before executing the transaction. A notice from the CCO that the prior notification process has been completed is no longer effective if you discover, prior to executing your Investment Transaction, that the information on your prior pre-clearance form is no longer accurate, or if the CCO (or his designee) revokes his or her notice for any other reason.

The CCO (or his designee) may undertake such investigation as he or she considers necessary to investigate whether an Investment Transaction for which prior notification has been sought complies with the terms of this Policy and is consistent with the general principles described at the beginning of this Policy.

As part of that investigation, the CCO (or his designee) will determine whether there is a pending buy or sell order in the same equity Security (except for orders of Securities exempt from the pre-clearance requirement, as set forth in Section III.2 below), or a Related Security, on behalf of an Advisory Client. If such an order exists, the pre-clearance request will be denied.

3. Transactions, Securities and Futures Contracts Excluded from Prior Notification and

Clearance

Prior notification and clearance will not be required for the following Investment Transactions, Securities and Futures Contracts. They are exempt only from the Policy’s prior notification requirement, and, unless otherwise indicated, remain subject to the Policy’s other requirements, including its reporting requirements.

a. Transactions Excluded from Prior Notification and Clearance

Prior notification and clearance is not required for any of the following Investment Transactions:

i)

Any Investment Transaction in a Fully Discretionary Account that has been approved as such by the CCO or his designee. You are not permitted to invest in any closed-end or open-end fund managed by Four Wood Capital in a Fully Discretionary Account.

ii)	Purchases of Securities under DRIPs;

iii)

Purchases of Securities by an exercise of rights issued to the holders of a class of Securities pro rata, to the extent those rights are issued with respect to Securities of which you have Beneficial Ownership;

iv)

Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership;

v)	Investment Transactions in 529 Plans or Direct Stock Purchase Plans that have been approved by the CCO or his designee;

vi)

Automatic investments by direct debit into a personal equity plan (“PEP”), or similar type of plan in Non-Reportable Securities if the pre-notification process was completed for the first such investment;

vii)

Investment Transactions in the Exchange Traded Funds set forth in Exhibit 1 to this policy; or in any securities contained in the S&P 100 or the FTSE 100 Index. Any questions about whether an ETF not listed in this section is excluded from prior-notification and clearance should be directed to the CCO or his designee;

viii)	Sales pursuant to Trading Plans pre-approved by the Legal and Compliance Department as defined in and contemplated by Four Wood Capital’s Insider Trading Policy; and

ix)

Other purchases or sales which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by the broker; a security that is called away as the result of an exercise of an option; or a security that is sold by a broker without employee consultation to meet a margin call not met by the employee).

b. Securities Excluded from Prior Notification and Clearance

Prior notification and clearance is not required for an Investment Transaction in Securities issued by an open-end registered investment company (including those managed by Four Wood Capital) or in Non-Reportable Securities, as defined in the Appendix, e.g., U.S. Government Securities and “high quality short-term debt instruments.” Prior notification and clearance is required for Investment Transactions in Four Wood Capital closed-end funds managed by Four Wood Capital.

c. Futures Contracts Excluded from Prior Notification and Clearance

Prior notification and clearance is not required for an Investment Transaction in the following Futures Contracts:

i)	Currency futures;
ii)	U.S. Treasury futures;
iii)	Eurodollar futures;
iv)	Physical commodity futures (e.g., contracts for future delivery of grain, livestock, fiber or metals);
v)	Futures contracts to acquire Fixed Income Securities issued by a U.S. Government agency, a foreign government, or an international or supranational agency;
vi)	Futures contracts on the Standard and Poor’s 500 Index, the Dow Jones Industrial Average or NASDAO 100 Index; and
vii)	Futures contracts on the Financial Times Stock Exchange 100 (“FTSE”) Index.

4. Ban on Short-Term Trading Profits

An Advisory Employee may not profit from the purchase and sale, or the sale and purchase, within 60 calendar days of the trade date, of the same Securities and/or Related Securities. Any such short-term trade must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the CCO.

For example, a Security purchased on July 1 at $40 per share and sold within the next 60 calendar days for $40.01 would constitute a short-term trading profit. Additionally, with regard to multiple transactions in a Security, the short-term trading restriction is applied to the last transaction date, notwithstanding the number of shares purchased. For example, 100 shares of a Security purchased on July 1 at $40 per share, with an additional 50 shares of the same security purchased on September 1 at $25 per share and a sale of 75 shares of the same Security on September 15 (within the 60 days of the last transaction, in this case, September 1) at $26 per share would constitute a short-term trading profit and would be considered a violation of the Policy. Also, an option transaction containing an expiration date within 60 calendar days of purchase would be considered a violation if the option is exercised at a profit.

This short-term ban does not apply to Investment Transactions in Non-Reportable Securities (as defined in the Appendix) or in Futures Contracts. This ban also does not apply to a purchase or sale in connection with a Transaction Exempt from Prior Notification and Clearance (as described above in Section II.2.), a transaction in a Fully Discretionary Account or a transaction excluded from the “blackout” periods pursuant to Section III.4. below.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership (including Securities held by an Immediate Family Member) are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

5. Blackout Periods

Your ability to engage in certain Investment Transactions may be prohibited or restricted during the “blackout” periods described below:

A. Specific Blackout Periods

a. You may not purchase or sell a Security, a Related Security, or Futures Contract at a time when you intend or know of another’s intention to purchase or sell that same Security, a Related Security, or Futures Contract, on behalf of an Advisory Client (the “Specific Knowledge Blackout Period”).

b. If you are a Portfolio Employee, you may not purchase or sell a Security, a Related Security, or Futures Contract within seven calendar days before or after the trade date of a transaction in that Security, a Related Security, or Futures Contract, by an Advisory Client for which you are responsible (the “7-Day Blackout Period”).

For Portfolio Employees, the CCO (or his designee) will not approve an Investment Transaction until any applicable Blackout Period has expired or any required approvals or exemptions have been obtained. An Investment Transaction that violates a Blackout must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the CCO.

B. Exemptions from Blackout Restrictions

The foregoing blackout period restrictions do not apply to Investment Transactions in:

a)             Non-Reportable Securities, as defined in the Appendix;

b)             Securities of a company included in the Standard & Poor’s 500 (S&P 500)

Index;

c)              A Futures Contract Excluded from Prior Notification under this Policy (as described in Section III.2.;

d)             Securities of a company included in the Financial Times Stock Exchange 100 Index;

e)              ETFs, S&P 100 or FTSE 100 securities excluded from Prior Notification under this Policy (as described above in Section III.2.); and

f)               A Fully Discretionary Account

IV. INSIDE INFORMATION AND SERVICE AS A DIRECTOR

A. Inside Information

As an employee of Four Wood Capital, you must comply with Four Wood Capital’s Insider Trading Policy, Confidentiality Policy and Portfolio Information Distribution Guidelines. Copies of these policies and guidelines were furnished to all employees at the time of their adoption and are furnished or made available to all new employees at the commencement of their employment. In addition, as an Advisory Employee, you must notify the CCO (or his designee) if you receive or expect to receive material non-public information about an entity that issues Securities.

The CCO will determine the restrictions, if any, that will apply to your communications and activities while in possession of that information. In general, those restrictions will include:

a)             an undertaking not to trade, either on your own behalf or on behalf of an Advisory Client, in the Securities of the entity about which you have material non-public information;

b)             an undertaking not to disclose material non-public information to other Advisory Employees; and

c)              an undertaking not to participate in discussions with or decisions by other Advisory Employees relating to the entity about which you have material non-public information.

The CCO will maintain a “Restricted List” of entities about which Advisory Employees may have material non-public information. This “Restricted List” will be available to the CCO when he conducts investigation or reviews related to this Policy.

B. Service as a Director

You may not serve on the board of directors or other governing board of any entity (other than an entity sponsored by Four Wood Capital) unless you have received the prior written approval of the General Counselor or his designee. If permitted to serve on a governing board, all Advisory Clients will be restricted from trading in the Securities of such entity. Alternatively, the CCO may decide that an Advisory Employee will be isolated from those Advisory Employees who make investment decisions regarding the Securities of that entity, through an information barrier or other procedures determined by the CCO. In general, the information barrier or other procedures will include:

a)             an undertaking not to trade or cause a trade on behalf of an Advisory Client in the

Securities of the entity on whose board you serve;

b)             an undertaking not to disclose material non-public information about that entity to other Advisory Employees;

c)              an undertaking not to participate in discussions with or decisions by other Advisory Employees relating to the entity on whose board you serve.

Some activities generally will not be approved under any circumstances. For example, a Four Wood Capital employee generally may not:

1.) serve on the Board for a company or engage in any business activity that competes with Four Wood Capital’s business interests;

2.) engage in an activity that involves extensive use of Four Wood Capital’s equipment, supplies or facilities (excluding instances where an employee is serving at the request of Four Wood Capital); or

3.) serve on the Board for a company which is a client of Four Wood Capital.

V. EXEMPTIONS

The CCO, in his discretion, may grant case-by-case exceptions to any of the foregoing requirements, restrictions or prohibitions, except that the CCO may not exempt any Investment Transaction in a Security (other than a Non-Reportable Security) or a Futures Contract from the Policy’s reporting requirements. Exemptions from the Policy’s prior notification and clearance requirements and from the Policy’s restrictions on acquisitions in initial public offerings, short-term trading and trading during blackout periods will require a determination that the exempted transaction does not involve a realistic possibility of violating the general principles described at the beginning of this Policy. An application for a case-by-case exemption, in accordance with this paragraph, should be made in writing to the CCO or his designee.

VI. COMPLIANCE

A. Certifications

1. Upon Receipt of this Policy

Upon commencement of your employment or the effective date of this Policy, whichever occurs later, and upon any material amendments of this Policy, all Advisory Employees will be required to acknowledge receipt of their copy of this Policy by submitting a certification to Four Wood Capital’s CCO. By that acknowledgment, you will also agree:

a.              To read the Policy, to make a reasonable effort to understand its provisions, and to ask the CCO (or his designee) questions about those provisions you find confusing or difficult to understand.

b.              To comply with the Policy, including its general principles, its reporting requirements, its prohibitions, its prior notification requirements, its short term trading and blackout restrictions.

c.               To advise the members of your Immediate Family about the existence of the Policy, its applicability to their personal Investment Transactions and your responsibility to assure that their personal Investment Transactions comply with the Policy.

d.              To cooperate fully with any investigation or inquiry by or on behalf of the CCO (or his designees) to determine your compliance with the provisions of the Policy.

In addition, by your acknowledgment, Four Wood Capital will recognize that any failure to comply with the Policy and to honor the commitments made in your acknowledgment may result in disciplinary action, including dismissal.

2. Annual Certification of Compliance

You are required to certify to the CCO on an annual basis that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the Policy, that you recognize that you are subject to its provisions, that you complied with the requirements of the Policy during the period to which it applies, and that you have disclosed, reported, or caused to be reported all Investment Transactions required to be disclosed or reported pursuant to the requirements of the Policy and that you have disclosed, reported or caused to be reported all Personal Accounts and Related Accounts, or any other accounts, that hold or are likely to hold a Security, Futures Contract or Non-Reportable Security in which you have a Beneficial Ownership interest. In addition, you will be required to confirm the accuracy of the record of information on file with the Adviser with respect to such Personal Accounts and Related Accounts or other accounts. If you have a Beneficial Ownership interest in a Security or Futures Contract that is not reported to the CCO, or his designee, on a periodic basis through Duplicate Broker Reports, you must report this holding and certify it at the time you make your Annual Certification of Compliance. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

B. Supervisory Procedures

1. Remedial Actions

The remedial actions that may be recommended may include, but are not limited to, disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal. As part of any sanction, e.g., for violation of the Policy’s restrictions on short-term trading or trading during blackout periods, you may be required to reverse or unwind a transaction and to forfeit any profit or to absorb any loss from the transaction. If an Investment Transaction may not be reversed or unwound, you may be required to disgorge any profits associated with the transaction, which profits will be distributed in a manner prescribed by the CCO in the exercise of his discretion. Profits derived from Investment Transactions in violation of this Policy may not be offset by any losses from Investment Transactions in violation of this Policy. Finally, evidence suggesting violations of criminal laws will be reported to the appropriate authorities, as required by applicable law.

In determining what, if any, remedial action is appropriate in response to a violation of the Policy, the CCO will consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, whether you knew or should have known that your Investment Transaction violated the Policy, whether you engaged in an Investment Transaction with a view to making a profit on the anticipated market action of a transaction by an Advisory Client, your efforts to cooperate with the CCO’s investigation, and your efforts to correct any conduct that led to a violation. In rare instances, the CCO may find that, for equitable reasons, no remedial action should be taken.

2.                                      Reports of Material Violations

In a timely manner, and not less frequently than annually, the CCO (or his designee) will report to the directors or trustees of each investment company that is an Advisory Client, any known material violation of the Policy by an Advisory Employee to that investment company and sanctions imposed in response to the material violation. Evidence suggesting violations of criminal laws will be reported to the appropriate authorities, as required by applicable law. In addition, the CCO will promptly report any material violation of this Policy to the Four Wood Capital Chief Executive Officer.

3.                                      Records

The CCO or his designees shall maintain records in the manner and to the extent set forth below, these records shall be available for examination by representatives of the SEC.

As long as this Policy is in effect, a copy of it shall be preserved in an easily accessible place. The following records must be maintained in an easily accessible place for five years after the end of the fiscal year in which the event took place;

i.	a copy of any other Advisory Employee Investment Transaction Policy which has been in effect;
ii.

a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Employee of a Beneficial Ownership in any Security in an initial public offering or limited offering;

iii.	a record of any violation of this Policy, and of any action taken as a result of such violation;
iv.	a list of all Advisory Employees who have been subject to this Policy;
v.	a record of each holdings report made by an Advisory Employee;
vi.	a record of all written Acknowledgements by Advisory Employees of receipt of the Policy; and
vii.	a copy of each Duplicate Broker Report and other transaction and holding information submitted to the Compliance Officer responsible for reviewing Reports.

4.                                      Board Reporting

No less frequently than annually, every registered investment company (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the investment company’s board of directors, and the board of directors must consider, a written report that: i) Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and ii) certifies that the investment company, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Definitions of Capitalized Terms

The following definitions apply to the capitalized terms used in the Policy:

Adviser

The term “Adviser” means any entity under the control of Four Wood Capital Partners LLC, whether now in existence or formed after the date hereof, that is registered as (i) an investment adviser under the Advisers Act, as amended, or (ii) a broker-dealer under the Securities Exchange Act of 1934, as amended, or (iii) a national bank chartered under the authority of the Comptroller of the Currency, U.S. Treasury Department, other than any such investment adviser or broker-dealer that has adopted its own employee investment transaction policy.

Advisory Client

The term “Advisory Client” means an investment company, whether or not registered with any regulatory authority, an institutional investment client, a personal trust or estate, a guardianship, an employee benefit trust, or another client with which the Adviser by which you are employed or with which you are associated has an investment management, advisory or sub-advisory contract or relationship.

Advisory Employee

The term “Advisory Employee” means an officer, director, or employee of an Adviser, or any other person identified as a “control person” on the Form ADV or the Form BD filed by the Adviser with the U.S. Securities and Exchange Commission, (1) who, in connection with his or her regular functions or duties, generates, participates in, or obtains information regarding that Adviser’s purchase or sale of a Security by or on behalf of an Advisory Client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales; (3) who obtains information or exercises influence concerning investment recommendations made to an Advisory Client of that Adviser; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or (5) who has access to nonpublic information regarding any Advisory Clients’ purchase or sale of Securities, or non-public information regarding the portfolio holdings of any fund for which an Adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Four Wood Capital.

Beneficial Ownership

As a general matter, you are considered to have a “Beneficial Ownership” interest in a Security or Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security or Futures Contract. You are presumed to have a Beneficial Ownership interest in any Security or Futures Contract held, individually or jointly, by you and/or by a member of your Immediate Family (as defined below). In addition, unless specifically excepted by the Chief Compliance Officer or his designee based on a showing that your interest or control is sufficiently attenuated to avoid the possibility of a conflict, you will be considered to have a Beneficial Ownership interest in a Security or Futures Contract held by: (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a limited liability company in which you are a manager-member, (4) a trust in which you or a member of your Immediate Family has a pecuniary interest, or (5) an investment club in which you are a member. Although you may have a Beneficial Ownership interest in a Security or Futures Contract held in a Fully Discretionary Account (as defined below). the application of this Policy to such a Security or Futures Contract may be modified by the special exemptions provided for Fully Discretionary Accounts.

As a technical matter, the term “Beneficial Ownership” for purposes of this Policy will be interpreted in the same manner as it would be under SEC Rule 16a-1(a) (2) in determining whether a person has beneficial ownership of a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Four Wood Capital

The term “Four Wood Capital” means Four Wood Capital Advisors LLC.

Chief Compliance Officer

The terms “Chief Compliance Officer” or “CCO” each mean the person designated as such in the Adviser’s Form ADV.

Duplicate Broker Reports

The term “Duplicate Broker Reports” means duplicate copies of confirmations of transactions in your Personal or Related Accounts and of periodic statements for those accounts.

Fixed Income Securities

For purposes of this Policy, the term “Fixed Income Securities” means fixed income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States, corporate debt Securities, mortgage-backed and other asset-backed Securities, fixed income Securities issued by state or local governments or the political subdivisions thereof, structured notes and loan participations, foreign government debt Securities, and debt Securities of international agencies or supranational agencies. For purposes of this Policy, the term “Fixed Income Securities” will not be interpreted to include U.S. Government Securities or any other Exempt Security (as defined above).

Fully Discretionary Account

The term “Fully Discretionary Account” means a Personal Account or Related Account managed or held by a broker-dealer, futures commission merchant, investment adviser or trustee as to which neither you nor an Immediate Family member: (a) exercises any investment discretion; (b) suggests or receives notice of transactions prior to their execution; and (c) otherwise has any direct or indirect influence or control. To qualify as a Fully Discretionary Account, the individual broker, registered representative or merchant responsible for that account must not be responsible for nor receive advance notice of any purchase or sale of a Security or Futures Contract on behalf of an Advisory Client. To qualify an account as a Fully Discretionary Account, the Chief Compliance Officer (or his designee) must receive and approve a written notice, using the Fully Discretionary Account Form, that the account meets the foregoing qualifications as a Fully Discretionary Account. You are not permitted to invest in Securities issued or sponsored by Four Wood Capital, or its subsidiaries or affiliates.

Futures Contract

The term “Futures Contract” includes (a) a futures contract and an option on a futures contract traded on a U.S. or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, or the London International Financial Futures Exchange (a “Publicly-Traded Futures Contract”), as well as (b) a forward contract, a “swap”, a “cap”, a “collar”, a “floor” and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which fall within the definition of “Security”) (a “Privately-Traded Futures Contract”). You should consult with the Chief Compliance Officer (or his designee) if you have any doubt about whether a particular Investment Transaction you contemplate involves a Futures Contract. For purposes of this definition, a Publicly-Traded Futures Contract is defined by its expiration month, i.e., a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract, when compared to a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in July.

Immediate Family

The term “Immediate Family” means any of the following persons who reside in your household or who depend on you for basic living support: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Investment Transaction

For purposes of this Policy, the term “Investment Transaction” means any transaction in a Security or Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest. The exercise of an option to acquire a Security or Futures Contract is an Investment Transaction in that Security or Futures Contract.

Limited Offering

The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Non-Reportable Security

The term “Non-Reportable Security” means any Security (as defined below) not included within the definition of Covered Security in SEC Rule 17j-1(a)(4) under the 1940 Act and not within the definition of Reportable Security in Rule 204A-1(e)(10) under the Advisers Act, including:

1)             A direct obligation of the Government of the United States;

2)             Shares issued by open-end registered investment companies (including money market funds), other than those for which Four Wood Capital acts as investment adviser or sub-adviser;

3)             High quality short-term debt instruments, including, but not limited to, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements; and

4)             Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised by Four Wood Capital.

Personal Account

The term “Personal Account” means the following accounts that hold or are likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest:

•                  any account in your individual name;

•                  any joint or tenant-in-common account in which you have an interest or are a participant;

•                  any account for which you act as trustee, executor, or custodian; and

•                  any account over which you have investment discretion or have the power (whether or not exercised) to direct the acquisition or disposition of Securities or Future Contracts (other than an Advisory Client’s account that you manage or over which you have investment discretion), including the accounts of any individual or entity that is managed or controlled directly or indirectly by or through you, such as the account of an investment club to which you belong. There is a presumption that you can control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

Policy

The term “Policy” means this Personal Investment Transaction Policy.

Portfolio Employee

The term “Portfolio Employee” means a Portfolio Manager or another Advisory Employee who provides information or advice to a Portfolio Manager with respect to the purchase or sale of Securities, who helps execute a Portfolio Manager’s decisions, or who directly supervises a Portfolio Manager. All Portfolio Employees are Advisory Employees.

Portfolio Manager

The term “Portfolio Manager” means any employee of an Adviser who has the authority, whether sole or shared or only from time to time, to make investment decisions or to direct trades affecting an Advisory Client.

Related Account

The term “Related Account” means any account, other than a Personal Account, that holds a Security or Futures Contract in which you have a direct or indirect Beneficial Ownership interest (other than an account over which you have no investment discretion and cannot otherwise exercise control) and any account (other than an Advisory Client’s account) of any individual or entity to whom you give advice or make recommendations with regard to the acquisition or disposition of Securities (including Four Wood Capital Funds) or Future Contracts (whether or not such advice is acted upon).

Related Security

The term “Related Security” means, as to any Security, any instrument related in value to that Security, including, but not limited to, any option or warrant to purchase or sell that Security, and any Security convertible into or exchangeable for that Security. For example, the purchase and exercise of an option to acquire a Security is subject to the same restrictions that would apply to the purchase of the Security itself.

Security

As a general matter, the term “Security” means any stock, note, bond, share issued by an investment company (both open-end and closed-end investment companies) in which Four Wood Capital serves as investment adviser, sub-adviser or principal underwriter (“Four Wood Capital Funds”), debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest, or investment contract, other than a Non-Reportable Security (as defined above). The term “Security” includes an option on a Security, an index of Securities, a currency or a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges as well as such an option traded in the over-the-counter market. The term “Security” does not include a physical commodity or a Futures Contract. The term “Security” may include an interest in a limited liability company (LLC) or in a private investment fund.

As a technical matter, the term “Security” has the meaning set forth in Section 2(a) (36) of the 1940 Act which defines a Security to mean:

Any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or instrument commonly known as a

“security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase any of the foregoing,

except that the term “Security” does not include any Security that is a Non-Reportable Security (as defined above), a Futures Contract (as defined above), or a physical commodity (such as foreign exchange or a precious metal).

Dated August 1, 2013